10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by theportfolio manager and a compliance manager stating that the transaction fullycomplies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Emerging Markets Growth Fund

Security

Cemex Adr

Advisor

EIMCO

Transaction

 Date

                                    9/27/2005

Cost

                                     0.148%

Offering Purchase

                                     0.148%

Broker
Salomon Smith Barney
Underwriting
------------
Syndicate
Members
Citigroup
JP Morgan
Wachovia Securities
Banc Of America Securities LLC
Bear, Stearns & Co. Inc.